Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214)543-6611 John W. Sweet (414)978-6467 Graymark Healthcare, Inc. Stanton Nelson Chief Executive Officer Tel 1-405-601-5390	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

Physicians Realty Trust Completes $40 million Acquisition of

El Paso Surgical Center and Medical Office Building

Milwaukee, WI, September 3, 2013 — Physicians Realty Trust (NYSE: DOC) (“the Company”), a self-managed healthcare properties REIT, announced today the completion of the sale-leaseback of the surgical hospital and adjacent medical office building occupied by the Foundation Surgical Hospital of El Paso, L.L.C. (the “Hospital”), a joint venture owned by more than 60 physicians and Foundation Surgical Hospital Affiliates, L.L.C. (“Foundation”), a wholly owned subsidiary of Graymark Healthcare, Inc. (OTCQB:GRMH), headquartered in Oklahoma City, OK.  The purchase price was $40 million in cash and was paid from proceeds of the Company’s recent initial public offering.

The Company previously had the property under a letter of intent as described in its final prospectus dated July 18, 2013 as filed with the Securities and Exchange Commission on July 19, 2013.  The Company entered into a definitive agreement to acquire the property and completed the acquisition on August 30, 2013.  The Hospital is a 77,000 square foot, 40-bed acute care facility with six operating rooms, and is accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), which accredits healthcare organizations.  The adjacent medical office building contains approximately 40,000 rentable square feet, which is 100% leased by the Hospital and currently sub-leased by hospital services and physicians on the medical staff of the Hospital.  Concurrent with the acquisition, the Company and the Hospital entered into a new 15-

year absolute-net lease with respect to the hospital and a new five-year triple-net lease for 100% of the rentable space in the medical office building.

John T. Thomas, President and CEO of Physicians Realty Trust, stated, “We are so pleased to partner with the physicians and the Foundation team in El Paso.  This is a high quality health care facility, where the physicians and other caregivers are providing outstanding services and care to their patients.  We look forward to exploring future opportunities to work with Tom Michaud, Stanton Nelson, and Foundation’s President, Bob Byers, and their physician partners across the United States.”

Tom Michaud, the founder of Foundation and Chairman of the Board of Graymark, stated, “We have an outstanding hospital and world class medical staff partners devoted to the highest quality of care and patient service and satisfaction.  We are excited to partner with Physicians Realty Trust. The Company understands and appreciates our clinical care and business model, which puts the physician in control of patient care, and our combined opportunity for tremendous success in the El Paso, Texas market.  We have known and worked with John Thomas for more than 10 years, and he shares our passion and commitment to partnering with physicians to create an outstanding patient experience.”

“The Physicians Realty Trust team has been a pleasure to work with.  Their understanding and ability to meet our needs and objectives as we completed this first partnership affirms our decision to work with them,” stated Stanton Nelson, Graymark’s Chief Executive Officer.  “With our large platform, we have tremendous opportunities for growth and further success, and we look forward to working with Physicians Realty in additional locations in the future.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

About Graymark Healthcare

Headquartered in Oklahoma City, OK, Graymark Healthcare, Inc. (OTCQB: GRMH) is a provider of sleep management solutions. In addition to diagnosing and treating over 80 sleep disorders, the Company specializes in comprehensive care for Obstructive Sleep Apnea (OSA). Graymark offers its services through sleep laboratories primarily in the Midwest, including standalone or IDTF facilities, therapy facilities, rural outreach hospital sites and urban hospital management agreements. For more information, visit www.graymarkhealthcare.com.

About Foundation Surgical Hospital Affiliates and Foundation Surgery Affiliates

Foundation Surgical Hospital Affiliates, LLC (FSHA) was formed in 2009 from the success of the outpatient surgery company, Foundation Surgery Affiliates (FSA) which was founded by Thomas A. Michaud in 1996. FSHA focuses on the development and management of surgical hospitals and the inclusion of ancillary service lines. These additional service lines, such as hyperbarics, sleep labs, intraoperative monitoring, imaging and robotic surgery, truly make the Foundation specialty hospital environment unique.

Foundation Surgery Affiliates, LLC is an industry leading ASC management and development company focused on partnering with physicians and employees to create an outstanding patient experience, while maximizing partner and shareholder value. Foundation is a leader in offering turnkey management and development solutions for physician partners, as well as creating an optimal experience for the patients we serve. You can visit Foundation at www.foundationsurgery.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.